Exhibit 99.1

For immediate release

Community Bancorp. Announces Completion of
Acquisition of LyndonBank

January 2, 2008

DERBY, VT – Community Bancorp. (“Community”) (OTCBB: CMTV), the holding company for Community National Bank (“Community National”), announced today that it completed its acquisition of LyndonBank, Lyndonville, Vermont, effective as of the close of business on December 31, 2007. LyndonBank was merged with and into Community National.  LyndonBank had total assets of approximately $152.8 million at November 30, 2007 and 7 Vermont banking offices.  The combined company has total consolidated assets of approximately $500 million and a network of 15 branches throughout northeastern and central Vermont.

In connection with the merger, former LyndonBank shareholders will be entitled to receive $25.25 in cash per share of LyndonBank common stock.  There were approximately 1,058,132 shares of LyndonBank outstanding, resulting in total merger consideration of approximately $26.7 million.

“The LyndonBank acquisition enhances our branch network in northern and central Vermont,” said Stephen P. Marsh, President and CEO of Community and Community National.  “We’re excited about this merger of two community banks and the resulting expansion of our presence into Lamoille and Franklin Counties.  We look forward to meeting the financial needs of our newest customers.”

Community funded the LyndonBank acquisition, in part, through the issuance of $12.5 million in trust preferred securities and $2.5 million in non-cumulative perpetual preferred stock.

Immediately following the merger closing, Community National sold the former Vergennes, Vermont branch of LyndonBank to the National Bank of Middlebury, Middlebury, Vermont.  That office had approximately $8.9 in deposits as of December 28, 2007.

Appointment of Charles Bucknam to Community and Community National Boards

Effective on completion of the merger, Charles W. Bucknam, Jr., the former President, CEO and a director of LyndonBank, was appointed to the Boards of Directors of Community and Community National.  He fills a vacancy created by the death in September of longtime director Michael H. Dunn.

“We’re pleased to have someone of Charlie’s caliber join our Boards,” said Community’s Chairman, Richard C. White.  “His expertise and leadership will be especially valuable as we integrate the LyndonBank franchise into Community National.”

About Community

Community Bancorp. is a registered bank holding company and the parent company of Community National Bank, an independent bank that has been serving its Vermont communities since 1851.  Community National has offices in Derby, Derby Line, Island Pond, Barton, Newport, Troy, Lyndonville, St. Johnsbury, Enosburg, Morrisville, Montpelier and Barre, Vermont.

For more information, please contact either Richard C. White, Chairman, Community Bancorp. (802) 334-7915, or Stephen P. Marsh, President and Chief Executive Officer, Community Bancorp. (802) 334-7915.